                                                                    EXHIBIT 99.1



       This release contains certain forward-looking statements, which are subject to a number of risks and uncertainties. Some factors that could cause actual results to differ materially include: business conditions and growth in the contract manufacturing industry and the general economy;
 variability of operating results; dependence on a limited number of customers;
      limited availability of components; dependence on certain industries; variability of customer requirements; and other risk factors described in the company's most recently filed SEC documents such as the registration statement referenced herein and the Company's Form 10-K, filed with the
            Securities and Exchange Commission on November 12, 1999.



FOR IMMEDIATE RELEASE:



                    JABIL CIRCUIT, INC. ANNOUNCES EXPANSIONS



St. Petersburg, FL--June 15, 2000--Jabil Circuit, Inc. (NYSE:JBL) announced today it will expand its Meridian, Idaho manufacturing facility, doubling its manufacturing space and creating additional office areas.

The current site now houses 170,000 square feet of manufacturing and office space and the expansion will add a total of 98,000 square feet. The expansion could lead to as many as 700 new positions during the next few years, according to Randy Della, Senior Director of Operations.

"The continued success and growth of Jabil Circuit is a testament to the commitment and skills of our employees around the globe," Della said. "We are excited that Idaho's contribution to that growth warrants doubling our manufacturing space within six months of moving to our Meridian site."

Jabil began Idaho operations in August, 1998 when the company acquired the assets of Hewlett-Packard's LaserJet Solutions Group Formatter Manufacturing Organization (FMO). As part of that deal, Jabil purchased the printed-circuit assembly assets of the FMO operations in Boise, Idaho and Bergamo, Italy. Operations at the Boise plant were moved to the current plant in Meridian in January.

A portion of land adjacent to Jabil's Meridian facility is now being groomed for use by the city as two soccer fields. This expansion will not affect those areas.

Most of Jabil's worldwide facilities are, or have recently, expanded. Currently, the company is expanding its California, Michigan, Massachusetts and Florida sites, as well as its sites in

Malaysia and Chihuahua, Mexico. Earlier this year, Jabil also announced plans to build a new facility in Hungary and the acquisition of manufacturing capacity in Brazil.

Butch Edwards, Senior Vice President of Operations, said the expansions are in response to significant industry growth and Jabil's own organic growth.

"We are responding to explosive industry growth, expanding to meet current needs as well as readying ourselves for the exponential industry growth we expect in coming years," Edwards said.

Jabil Circuit, Inc. is an electronic manufacturing service provider for international electronic companies in the communications, computer peripheral, personal computer, automotive and consumer products industries. Jabil offers circuit design, board design from schematic, mechanical design, prototype assembly, volume board assembly, system assembly and direct fulfillment services from 20 automated manufacturing facilities in the North America, Latin American, Europe and Asia.

                                   #     #



For more information contact
Lisa D. Allison, Marketing Communications Manager
Phone (727) 803-3314
E-mail: lisa_allison@jabil.com